Exhibit 15

The Board of Directors
JLG Industries, Inc.
McConnellsburg, PA 17233

We are aware of the incorporation by reference in the Registration Statements Form S-8, No. 33-60366; Form S-8, No. 33-61333; Form S-8, No. 33-75746; and
Form S-3, No. 333-47487 of JLG Industries, Inc. of our report dated November 16, 1999, relating to the unaudited condensed consolidated interim financial statements of JLG Industries, Inc. which are included in its Form 10-Q for the quarter ended October 31, 1999.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                                /s/ Ernst & Young LLP

Baltimore, Maryland
December 13, 1999